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                                 GPU, INC.
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August 30, 2000

Dear Shareholder:

While I am writing to report to you on our second quarter, I realize our recently announced merger with First Energy has eclipsed other developments at GPU.

A week or so ago, I wrote to provide you with some basic information about the proposed merger. As I mentioned, this transaction will require your approval, as well as a number of regulatory approvals at the state and federal levels. We will be furnishing you with more detailed information about the proposal in a merger proxy statement, which will be issued sometime during the next few months.

The full news release announcing the proposed merger is available on our website, www.gpu.com.

Second Quarter Earnings Lower, as Anticipated

Earnings in the second quarter were lower than last year, as anticipated, due primarily to the impact of electric utility restructuring in New Jersey and Pennsylvania, which has included GPU's sale of its generation facilities, higher energy costs in Pennsylvania, and lower electric delivery rates charged to customers in New Jersey. Second quarter income before non-recurring charges was $84 million or $0.69 per share, against $106 million or $0.84 per share in the second quarter of 1999. After a non-recurring charge of $295 million after-tax, or $2.43 per share on the sale of GPU's Australian electric transmission company, GPU PowerNet, net income for the quarter was a loss of $211 million or $1.74 per share. On June 30, we announced the sale of PowerNet to Singapore Power International, a subsidiary of Singapore Power, for approximately US $1.26 billion. While we do not enjoy incurring that kind of a loss, it was in your interest that we do so, given the weakened outlook for utilities in Australia. We were pleased to be able to use the proceeds from the sale to reduce outstanding debt. Net income for the second quarter of 1999 was $47 million or $0.38 per share and included a non-recurring charge of $68 million after-tax, or $0.54 per share resulting from a restructuring order issued to Jersey Central Power & Light Company by the New Jersey Board of Public Utilities, and a gain on the sale of the Midlands (now GPU Power UK) supply business of $9 million after-tax, or $0.08 per share.

For the six months ended June 30, 2000, income before non-recurring items was $215 million or $1.77 per share, against $269 million or $2.11 per share for the first half of 1999. The net loss for the first six months of 2000 was $80 million or $0.66 per share, against net income of $238 million or $1.87 per share in the first half of 1999. The 2000 first half net loss was after the non-recurring charge of $295 million or $2.43 per share described above. Net income for the first half of 1999 was after the non-recurring items noted above, as well as a gain of $28 million after-tax, or $0.22 per share for the portion of the gain on the sale of GPU's interest in the Homer City Generating Station related to wholesale operations.

Continuing to Build Shareholder Value

Even as the FirstEnergy merger process goes forward, we are hard at work building the value of GPU.

We are giving top priority both to improving the reliability of our domestic electric network and to reducing operating costs in that operation. We are also emphasizing our non-regulated businesses such as construction, through our MYR Group subsidiary; telecommunications, thorough GPU Telcom Services, Inc.; and e-commerce activities related to our core business.

In addition, we are continuing to evaluate for possible divestiture, assets outside our core that may be worth more through their sale than as continued operations. Early in August, we completed the sale of our Oyster Creek nuclear plant in New Jersey, which essentially concludes our plan to exit power generation, announced three years ago.

After an internal review and an evaluation by a financial advisor, Salomon Smith Barney, we decided to sell through an auction process our interests in six independent power projects in the United States. These are plants that do not provide baseload generation for our service territories. That process is well underway, and we expect to conclude the sales of these plants later this year. The proceeds will be applied to reducing debt.

On a personal note, let me say that while emotionally, we would have preferred for GPU to stay independent, agreeing to merge with FirstEnergy is clearly in the best interest of all GPU shareholders. We believe the creation of the new organization will strengthen our position in the marketplace and provide greater opportunities and resources for future growth and expansion.

Sincerely,





Fred D. Hafer

IMPORTANT LEGAL INFORMATION UNDER
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This newsletter contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the SEC.


ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed merger, FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by FirstEnergy and GPU with the SEC at the SEC's Web site at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, once available, and each company's other filings with the SEC may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890, Telephone:
1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 310 Madison Avenue, Morristown, N.J. 07962,
Telephone: 1-973-401-8204.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman; CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patricia K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the SEC to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

'RULES OF ENGAGEMENT'
AND MERGER AGREEMENT
PROVISIONS: TOPICS FOR DISCUSSION

     Merging two companies into one can provide a broad range of opportunities. However, crossing the line from relationship development into illegal conduct can create a situation where nobody wins. "There are rules and regulations surrounding what can and cannot be done after the announcement of a merger but before critical milestones are met during the transition time period," said Carole B. Snyder, GPU Service executive vice president.

     Last week, Snyder moderated a session with senior leaders throughout the organization to help clarify the "Rules of Engagement" for GPU people to observe while the merger with FirstEnergy is pending. The meeting covered three primary areas: the transition process; legal implications of the process; and, provisions of the merger agreement.

     The transition process will be guided by a steering committee comprised of: Pete Burg, FirstEnergy chairman, president and chief executive officer; Fred D. Hafer, GPU chairman, president and chief executive officer; Snyder; and two FirstEnergy executives to be named later. As part of the transition structure, transition teams will be established to address specific operations and functions of the organization.

     "I recognize there is a great deal of excitement and a desire to reach out to our counterparts at FirstEnergy," said Snyder. "And we are not asking that you cut off all casual contacts. However, we need to avoid moving into areas which will pre-empt the work that will be done by the transition teams." Those teams are expected to be up and running in the next four to six weeks.

     "We must operate with a heightened sensitivity and awareness that we are two independent businesses until the closing of the merger," Denny Kulish, senior attorney -GPU Service, emphasized in an overview of applicable antitrust laws. Antitrust enforcement actions have sometimes been commenced where the government believed that communications or business dealings between two merging (but not yet merged) entities lessened the competition or 'jumped the gun' during a merger transaction. Kulish cautioned that undisclosed pricing, major costs that make up that pricing, revenue strategies, bidding information and marketing plans are antitrust sensitive areas for information exchange. Generally these matters are not to be the subject of pre-merger information exchanges between the companies.

     There is a limited exception to these information exchange restrictions for disclosure of certain sensitive business information if it is in the course of legitimate due diligence. This includes the evaluation of the financial and other key terms of the transaction ensuring the efficient integration of the two organizations into one entity, after close. "Those employees involved with the due diligence process will be specifically identified and will have engagement rules with well-defined boundaries," Kulish said. "They will have confidentiality restrictions and will be closely coordinating their efforts with legal counsel."

     For the general employee population, until close, interactions with FirstEnergy should be like those with any other independent organization. "That doesn't mean we can't start developing relationships," Kulish said. "What it does mean is there are restrictions on what information can be shared." Kulish asked that all employees be encouraged to seek guidance if they have any questions regarding sharing of information. (Employees with questions about anti-trust restrictions should talk to their supervisors and/or the GPU Legal Department.)

     Complementing the legal presentation of the session, Will Matthews, division counsel, GPUS - Legal, emphasized the rules established by the regulatory bodies of New Jersey, Pennsylvania, and Ohio. These "codes of conduct" for individual behavior is the first line of defense to protect fairness in our industry. "The lines are clearly drawn," he said. Matthews also described the Securities and Exchange Commission (SEC) requirement that, as a general matter, written communications regarding the merger made by GPU to the public, including general communications to employees, must be filed with the SEC on the day the communication is released.

     There are also clear restrictions concerning what GPU itself can and cannot do during the period of transition. According to the terms of the merger agreement between FirstEnergy and GPU, there are provisions designed to ensure that the parties operate in the ordinary course of business and that they do not materially alter the nature and scope of their business or financial condition. "The best interpretation of 'business as usual' includes carrying out events and activities already scheduled within a one-year plan," said Bruce Levy, GPU, Inc. senior vice president and chief financial officer. "The merger agreement limits capital spending to levels included in the GPU capital budget for the year 2000 and future capital budgets which will be developed in consultation with FirstEnergy," Levy said. He also noted there are exemptions to these approvals for work either required by law or deemed essential for reliable service.

     The GPU operating restrictions cover the following areas: additional transmission and generation capacity, modifications to facilities, rates, affiliate transactions, employee compensation and benefits, collective bargaining agreements, insurance, cooperation and relationships with FirstEnergy, issuance of stock, financings, acquisitions, sale or dispositions of assets, dividends, repurchase of stock, third-party solicitations, accounting methods, and taxes. (A summary of the merger agreement is available on the GPU Intranet Merger Issues website.)

     As part of the meeting, senior leaders were given guidance regarding resources to use during the transition to resolve merger-related issues or questions. However, the simplest guidance for all employees to follow is to use their usual communication and decision-making channels to get questions answered.

OPERATING GUIDELINES

     Until financial close, we are still two separate organizations and should not relax our day-to-day practices regarding information sharing with third parties.

     THESE ARE OK:

     - Exchange of information in the context of a pre-existing FirstEnergy/GPU business arrangement (e.g. AFN)

     -    Exchange of information for due diligence purposes

     - Exchange of information within the context of the formal joint transition process

     -    Industry association work (e.g. EEI, EPRI)

     -    Casual conversations


     UNLESS SPECIFICALLY PERMITTED FOR CERTAIN GROUPS, THESE ARE NOT OK:

     - Conversations about organizational structure, staffing, talent or integration of processes

     - Information exchanges regarding load information, undisclosed pricing, bidding

     -    Information regarding revenue strategies or marketing plans